FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
JANUARY AND FISCAL YEAR 2008 SALES

Provides Preliminary Estimated Range for Fourth Quarter and
Fiscal Year 2008 Earnings Per Share

Secaucus, New Jersey – February 5, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $80.3 million for the four-week period ended January 31, 2009, a 3% decrease compared to net sales of $82.5 million for the four-week period ended February 2, 2008.  Consolidated comparable store sales for January 2009 decreased 11% on top of a 9% increase in January 2008.  Comparable store sales in the U.S. decreased 11% during January 2009 on top of a 9% increase in January 2008; and comparable store sales in Canada increased 5% in local currency during January 2009 on top of a 6% decrease in January 2008.

For the fiscal year ended January 31, 2009, net sales increased 7% to $1,630.3 million. Consolidated comparable store sales for fiscal year 2008 increased 2% on top of a 3% increase the previous year. Comparable store sales in the U.S. increased 3% for fiscal year 2008 on top of a 1% increase the previous year; and comparable stores sales in Canada were flat for fiscal year 2008 in local currency on top of a 7% increase the previous year.

During January 2009, the Company opened one store and closed five.  During fiscal year 2008, the Company opened 26 stores and closed 13.

	January		4th Quarter		Fiscal Year
Net Sales: - In Millions - Change vs. Year Ago	2009	2008	2008	2007	2008	2007
	$80.3 (3)%	$82.5 (4)%	$441.5 0%	$443.3 +6%	$1,630.3 +7%	$1,520.5 +8%
Comparable Store Sales: - Change vs. Year Ago	(11)%	+9%	(5)%	+7%	+2%	+3%

In fiscal year 2009, the Company will begin reporting consolidated comparable sales based on constant dollars, and will include e-commerce sales, which are an integral part of its core business, in the consolidated comparable sales calculation. This press release includes a chart that provides a comparison of consolidated monthly comparable sales results “as reported” and based on the new methodology for fiscal years 2006, 2007 and 2008. Also beginning in fiscal year 2009, the Company will separately report comparable sales results for U.S. stores, Canadian stores and the e-commerce business.

Outlook
The Company is estimating that earnings per share from continuing operations for the fourth quarter of 2008 will be in the range of $0.73-$0.78, including approximately $0.08 per share for items which the Company deems to be unusual or one-time in nature. Excluding these unusual or one-time items, the Company is estimating adjusted earnings per share from continuing operations for the fourth quarter of 2008 will be in the range of $0.65-$0.70, which is at the lower end of the latest analyst estimates as reported by First Call. Adjusted earnings per share is a non-GAAP measure which the Company believes will facilitate comparisons of the past and future performance of its core business.

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PLCE – January and Fiscal Year 2008 Sales

Factors which will impact the Company’s reported fourth quarter 2008 earnings per share versus the same period last year include a stronger U.S. dollar, lower initial mark-up, and higher levels of shrink. These variances are expected to be  largely offset by lower selling, general and administrative expenses coupled with a lower markdown rate in the fourth quarter of 2008 compared to the same period last year.

The Company is estimating that earnings per share from continuing operations for fiscal year 2008 will be in the range of $2.45-$2.50, including approximately $0.28 per share for items which the Company deems to be unusual or one-time in nature. Excluding these unusual or one-time items, the Company is estimating adjusted earnings per share from continuing operations for fiscal year 2008 will be in the range of $2.17-$2.22, a significant increase over the previous fiscal year.

In a separate press release today, the Company announced the completion of its strategic review process and initiatives to lower its operating costs for 2009 and beyond.

In conjunction with today’s January sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, February 12, 2009. To access the call, please dial 1-800-388-6197 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company will discuss details on the quarter when it reports fourth quarter earnings results on Thursday, March 19, 2009.  The Company will host a conference call that day which will be broadcast live via webcast at 10:00 a.m. Eastern Time.  Interested parties are invited to listen to the call by dialing 1-800-862-9098 and providing the Conference ID, PLCE.  The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com.  A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 26, 2009.  To access the replay, please dial 1-800-374-0328 or you may listen to the audio archive on the Company’s website.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of January 31, 2009, the Company owned and operated 917 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced calls) may contain certain forward-looking statements, including statements regarding earnings per share from continuing operations for the fourth quarter and fiscal year of 2008, regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                     Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Table Follows)

Consolidated Comparable Sales for The Children’s Place Retail Stores, Inc.
Table Compares “New Methodology” to “As Reported” for Fiscal Years 2006, 2007, 2008

	2008		2007		2006
	New Methodology	As Reported	New Methodology	As Reported	New Methodology	As Reported
February	9%	8%	3%	1%	(2)%	(2)%
March	(4)%	(3)%	6%	5%	7%	7%
April	17%	15%	0%	(1)%	19%	19%
1st Quarter	6%	5%	3%	2%	8%	8%
May	12%	10%	6%	6%	16%	17%
June	18%	16%	(4)%	(4)%	15%	15%
July	2%	0%	(3)%	(3)%	17%	16%
2nd Quarter	10%	9%	0%	(1)%	16%	16%
August	1%	0%	5%	4%	9%	10%
September	1%	0%	(2)%	(2)%	23%	23%
October	10%	4%	1%	2%	13%	12%
3rd Quarter	4%	2%	1%	1%	15%	15%
November	(2)%	(7)%	7%	8%	7%	7%
December	5%	0%	4%	6%	3%	3%
January	(4)%	(11)%	8%	9%	(6)%	(6)%
4th Quarter	1%	(5)%	6%	7%	3%	3%
Fiscal Year	5%	2%	3%	3%	10%	10%

Note: Beginning February 2009, the Company will begin reporting consolidated comparable sales for The Children’s Place brand based on constant dollars, and will include e-commerce sales, which are an integral part of its core business, in the consolidated comparable sales calculation.

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